Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of iShares U.S. ETF Trust of our reports dated September 21, 2021, relating to the financial statements and financial highlights, which appear in iShares Evolved U.S. Consumer Staples ETF, iShares Evolved U.S. Discretionary Spending ETF, iShares Evolved U.S. Financials ETF, iShares Evolved U.S. Healthcare Staples ETF, iShares Evolved U.S. Innovative Healthcare ETF, iShares Evolved U.S. Media and Entertainment ETF and iShares Evolved U.S. Technology ETF’s Annual Reports on Form N-CSR for the year ended July 31, 2021. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 19, 2021